SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         ---------------------------------

                           Filed by the Registrant |X|
                   Filed by a party other than the Registrant |_|

                         ---------------------------------

                           Check the appropriate box:
|X| Preliminary Proxy Statement             |_| Definitive Proxy Statement
   Rule 14a-(b)

|_| Definitive Additional Materials         |_| Soliciting Material Pursuant to
                                              Rule 14a-11(c) or Rule 14a- 12

|_| Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))

                  -------------------------------------------

                                WPI GROUP, INC.

                (Name of Registrant as Specified in Its Charter)

                  -------------------------------------------

Payment of Filing Fee (Check the appropriate box):

         |X|  No fee required.
         |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

              (1) Title of each class of securities to which transaction applies:  N/A
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                  N/A
              (3) Per  unit  price  or other  underlying  value  of  transaction computed pursuant to Exchange Act Rule 0-11:1 N/A
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              (5) Total fee paid:  N/A

                  1 Set forth the amount on which the filing fee is calculated and state how it was determined.

         |_|  Fee paid previously with preliminary materials.

         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1l(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule
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              (1)   Amount Previously Paid:
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              (4)   Date Filed:

                                 WPI GROUP, INC.
                                 1155 ELM STREET
                            MANCHESTER, NH 03101-1508

                                                                October __, 2000

Dear Shareholder:


     On behalf of the Board of Directors and management of WPI Group, Inc., I cordially invite you to attend the Annual Meeting of Shareholders to be held at the Company's headquarters at 1155 Elm Street, Manchester, New Hampshire, on November __, 2000 at 10:00 a.m.

     It is an exciting time for WPI Group. The Company has recently taken large steps in its plans to divest itself of its non-core businesses and to focus on the development of its promising diagnostics business. We have also helped to secure our future by obtaining addition financing through a debt and equity investment made by Sunrise Capital Partners, a private investment fund based in New York. Sunrise manages over $200 million of committed capital, focusing on small and middle-market companies.

     At the Annual Meeting you will be asked to consider and vote on a number of proposals:

     o  the election of seven directors to the Company's Board of Directors;

     o an amendment to the Company's Articles of Incorporation increasing the number of shares of common stock that the Company is authorized to issue;

     o an amendment to the Company's Articles of Incorporation to changing the name of the Company;

     o an amendment to the Company's 1997 Equity Incentive Plan increasing the number of shares available for issuance under that plan;

     o an amendment to the Company's Articles of Incorporation creating a class of preferred stock, for which the Board of Directors of the Company will have the right to fix the rights, terms and preferences at the time of issuance, with no further action on the part of the shareholders;

     o the ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants.

     The amendment to the Company's Articles of Incorporation increasing the number of authorized shares of common stock is being sought in connection with the financing transaction between the Company and Sunrise. The first portion of that transaction was completed on August 9, 2000, but the amendment is necessary to complete the other portions. The Board of Directors and management of the Company believe that this transaction is vital to the Company's near-and long-term success. Failure by the Company's shareholders to approve the proposal could have a material adverse effect on our business and the development of new products.

     Detailed descriptions of each of the matters presented for shareholder approval are set forth in the accompanying proxy statement. I urge you to read it and consider each of the proposals carefully. Whether or not you plan to attend the meeting in person, please take the time to fill out and return the enclosed proxy card; doing so will not limit your right to vote in person if you decide to attend the meeting.

     I hope that you can join us.

                                            Sincerely,

                                            John R. Allard
                                            Chairman of the Board, President and
                                            Chief Executive Officer

[LOGO OMITTED][LOGO OMITTED]

                           The WPI Family of Companies

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To be held November __, 2000

TO OUR SHAREHOLDERS:

     The Annual Meeting of Shareholders of WPI Group, Inc. will be held at the Company's corporate headquarters at 1115 Elm Street, Manchester, New Hampshire, on November ___, 2000 at 10:00 a.m., local time, for the following purposes:

     1. To elect seven directors to the Board of Directors.

     2. To approve an amendment to the Company's Amended and Restated Articles of Incorporation increasing the authorized number of shares of common stock which may be issued by the Company from 20,000,000 to 75,000,000.

     3. To approve an amendment to the Company's Amended and Restated Articles of Incorporation changing the name of the Company.

     4. To approve amendments to the Company's 1997 Equity Incentive Plan increasing the number of shares of the Company's common stock available for issuance from 750,000 to 3,500,000 and increasing the limit on the number of stock-based awards that can be granted to any one person during any year from 200,000 to 500,000.

     5. To approve an amendment to the Company's Amended and Restated Articles of Incorporation creating a class of preferred stock, for which the Board of Directors of the Company will have the right to fix the rights, terms and preferences at the time of issuance, with no further action on the part of the shareholders, and authorizing the issuance of up to 20,000,000 shares of preferred stock; and

     6. To ratify the appointment of Arthur Anderson LLP as the Company's independent accountants for the fiscal year ending September 24, 2000; and

     7. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on October 2, 2000 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              William V. A. Zorn, Secretary

October __, 2000


--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

On behalf of the Board of Directors we urge you to promptly mark, sign, date and return the accompanying proxy in the enclosed envelope even if you plan to attend the Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Meeting. You may revoke your proxy and vote in person if you decide to attend the Meeting.
--------------------------------------------------------------------------------

                                 WPI GROUP, INC.

                                 PROXY STATEMENT

                       2000 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of WPI Group, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on November __, 2000, and any adjournments thereof.

     Copies of this Proxy Statement and the accompanying proxy are being mailed on or about October 5, 2000 to the holders of record of the common stock of the Company on October 2, 2000 (the "Record Date"). On that date there were 7,890,663 shares of common stock outstanding and entitled to vote. The proxy may be revoked by a shareholder at any time prior to its use by giving notice of such revocation to the Secretary of the Company prior to the Annual Meeting, by appearing at the Meeting and voting in person or by returning a duly executed proxy bearing a later date. The expense of this solicitation will be paid by the Company. Some of the officers and regular employees of the Company may solicit proxies personally and by telephone.

     At the Meeting, each shareholder will be entitled to one vote for each share of stock standing in such shareholder's name on the books of the Company at the close of business on the Record Date.

     The presence at the Meeting in person or by proxy of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum.

     Properly executed proxies will be voted in accordance with the directions made in the proxy card by the shareholder. If no directions are given in an otherwise properly executed proxy, the proxy will be voted in accordance with the recommendation of the Board of Directors as described in this Proxy Statement.

     The Company will treat abstentions and broker non-votes as present at the Annual Meeting solely for the purpose of determining whether or not a quorum exists. Abstentions and broker non-votes will have no effect on the outcome of the election of directors, the proposals to amend the Company's Amended and Restated Articles of Incorporation, the proposal to amend the Company's 1997 Equity Incentive Plan or the proposal to ratify the appointment of independent accountants.

     A plurality of the votes cast is required for the election of directors. The affirmative vote of the majority of the votes cast is required to amend the Company's Amended and Restated Articles of Incorporation, to amend the Company's 1997 Equity Incentive Plan and to ratify the appointment of independent accountants for fiscal 2000.

     The mailing address of the principal executive offices of the Company is 1115 Elm Street, Manchester, New Hampshire 03101.

                                 Proposal No. 1

                              ELECTION OF DIRECTORS

                           (Item 1 on the Proxy Card)

     The Board of Directors of the Company is currently composed of seven directors, although up to 15 directors are permitted by the Company's By Laws. Seven directors are to be elected at the Meeting to serve one-year terms until the 2001 Annual Meeting of Shareholders and until their respective successors are elected and qualify. The Board of Directors has nominated John R. Allard, Paul J. Giovacchini, Irwin N. Gold, Joseph A. Julian, Jr., David A. Preiser, Michael D. Stewart and Bernard Tenenbaum, each of whom is currently a director, for election to the Board of Directors.

     The Board of Directors believes that all nominees are willing and are able to serve as directors, but if any nominee should decline to serve or become unavailable for election as a director at the Meeting, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly.

     The following table sets forth, as of August 18, 2000, certain information as to the nominees:

                                                          Director
Name                                         Age            Since              Position with the Company
----                                         ---          ---------            -------------------------

John R. Allard...........................     34            1998               Chairman, President and Chief
                                                                                 Executive Officer

Paul G. Giovacchini......................     43            1990               Director

Irwin A. Gold............................     43            2000               Director

Joseph A. Julian, Jr.....................     33            2000               Director

David A. Preiser.........................     43            2000               Director

Michael D. Stewart.......................     31            2000               Director

Bernard H. Tenenbaum.....................     45            1994               Director

     John Allard has been Chairman of the Company since July 2000, a director of the Company since August 1998 and President and Chief Executive Officer of the Company since December 1999. From February 1999 to December 1999, Mr. Allard served as President and Chief Operating Officer of the Company. Mr. Allard was Senior Vice President, Business Development from August 1998 to February 1999. Mr. Allard is also a Director and Senior Partner of Allard Nazarian Group, Inc., where he served as Chief Executive Officer from December 1992 to August 1998.

     Paul Giovacchini has been a director of the Company since September 1990. Mr. Giovacchini has been a Senior Investment Manager for Signal Capital Corporation, a Massachusetts-based investment firm, since August 1990. Since 1995, Mr. Giovacchini has also been a partner of Seacoast Capital Partners, L.P., a private equity investment partnership which focuses on investing in small, growing companies.

     Irwin Gold has been a director of the Company since July 2000. Mr. Gold is a Senior Managing Director and member of the Board of Directors of Houlihan Lokey Howard & Zukin, ("Houlihan Lokey"), an affiliate of Sunrise Capital Partners, L.P. ("Sunrise"). Mr. Gold is a principal of Sunrise and has been national co-director of Houlihan Lokey's Financial Restructuring Group since 1988. Mr. Gold is also a director of Cole National Corporation.

     Joseph Julian has been a director of the Company since July 2000. Mr. Julian is currently a principal of Sunrise. Mr. Julian has worked for the Financial Restructuring Group of Houlihan Lokey since 1989.

     David Preiser has been a director of the Company since July 2000. Mr. Preiser is currently the Managing Partner of Sunrise. Mr. Preiser has worked for the Financial Restructuring Group of Houlihan Lokey since 1991. Mr. Preiser is also a director of Jos A. Bank Clothiers and NVR Inc.

     Michael Stewart has been a director of the Company since July 2000. Mr. Stewart is currently a principal of Sunrise. Mr. Stewart has worked for the Financial Restructuring Group of Houlihan Lokey since 1990.

     Bernard Tenenbaum has been a director of the Company since 1989. Since April 1997, Mr. Tenenbaum has been President of the Children's Leisure Products Group of The Jordan Company, a leveraged buyout firm based in New York. From 1993 to 1997, Mr. Tenenbaum was Vice President, Corporate Development, of Russ Berrie & Company, a global impulse-gift company. Mr. Tenenbaum was also the founding Director of the George Rothman Institute for Entrepreneurial Studies at Fairleigh Dickinson University in New Jersey. He also served as the Associate Director of the Sol C. Snider Entrepreneurial Center of the Wharton School at the University of Pennsylvania. In addition to his career in business development and advanced business studies, Mr. Tenenbaum has served as a business consultant for AT&T, IBM CIGNA Corporation and the Philadelphia Phillies.

Recommendation of the Board of Directors

     The Board of Directors recommends that shareholders vote "FOR" the election of the seven nominees. Proxies solicited by the Board of Directors will be voted "FOR" the seven nominees unless otherwise indicated.

Board of Directors and Committees of the Board

     The Board of Directors held nine meetings during the last fiscal year. With the exception of Irving Gutin and Bernard Tenenbaum, each of the directors attended 75% or more of the aggregate total number of Board meetings and total number of meetings of ` Committees on which the director served. There are two committees of the Board, the Audit Committee and the Stock Option/Compensation Committee. The Audit Committee, consisting of Stephen Carlotti, Paul

Giovacchini and Peter Danforth from October 1998 through January 1999 and consisting of Stephen Carlotti, Paul Giovacchini, Irving Gutin, Steven Shulman, Bernard Tenenbaum and James Risher (all the outside directors), from February 1999 through September 1999, held five meetings during the 1999 fiscal year. The Audit Committee reviews the scope of and the results of the audit by the independent public accountants, makes recommendations to the Board as to the selection of independent public accountants for each fiscal year, and reviews the adequacy of the Company's internal accounting and financial controls.

     The Stock Option/Compensation Committee, consisting during the 1999 fiscal year of Irving Gutin, Steven Shulman and Bernard Tenenbaum, held one meeting during the 1999 fiscal year. The Stock Option/Compensation Committee is responsible for reviewing and making recommendations to the Board on matters concerning the administration of the employee incentive plans and the compensation of executive officers of the Company. The Company does not have a nominating committee.

Compensation of Directors

     Directors who are not employees of the Company receive an annual fee of $14,000 and $250 for each committee meeting attended; committee chairmen receive an additional $500 annual fee for each committee they chair. Directors may elect to take all or a portion of their annual retainer in shares of Company common stock. Officers serve at the discretion of the Board of Directors. Directors who are employees of the Company do not receive any directors' fees.

Executive Officers

     The following table sets forth in certain information concerning the executive officers of the Company.

Name                     Age          Position and Offices

John R. Allard           34           Chairman of the Board, President and Chief
                                      Executive Officer

John W. Powers           43           Vice President and Chief Financial Officer

     John Powers has been Vice President and Chief Financial Officer of the Company since February 1997. From August 1993 to February 1997, Mr. Powers was the Chief Financial Officer of Janco Companies, a manufacturer of medical and electronic products. Prior to August 1993, Mr. Powers was a certified public accountant with an national and regional public accounting firm.

                              SECURITY OWNERSHIP OF
                      PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the common stock as of August 29, 2000 by: (i) each person who is known by the Company to beneficially own more than 5% of the outstanding shares of common stock; (ii) each of the Company's directors; and (iii) all directors and officers of the Company as a group.

                                                                     Number of Shares              Percentage
Name and Address                                                    Beneficially Owned         Beneficially Owned

5% Owners
Gerald R. Allard(1) ........................................               677,012                      8%
520 South Collier Boulevard
Chalet Number 301
Marco Island, FL  38937

Dimension Fund Advisors(2) .................................               468,300                      6%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

Michael Foster(3)...........................................               925,937                     11%
170 Cliff Road
Nantucket, MA 02584

Sunrise Capital Partners, L.P.(4) ..........................            10,874,286                     63%
685 Third Avenue, 15th Floor
New York, NY  10017


Directors and Executive Officers

John R. Allard(5)...........................................               294,602                      4%
1155 Elm Street
Manchester, NH 03101

Paul G. Giovacchini(6)......................................                10,833                      *
55 Ferncroft Road
Danvers, MA 01923

Irwin N. Gold(7)............................................            10,874,286                     63%
685 Third Avenue, 15th Floor
New York, NY 10017

Joseph A. Julian, Jr.(8)....................................            10,874,286                     63%
685 Third Avenue, 15th Floor
New York, NY 10017

John W. Powers(9)...........................................                48,133                      *
1155 Elm Street
Manchester, NH  03101

David A. Preiser(10)........................................            10,874,286                     63%
685 Third Avenue, 15th Floor
New York, NY 10017

                                      -5-

Michael D. Stewart(11) .....................................            10,874,286                     63%
685 Third Avenue, 15th Floor
New York, NY 10017

Bernard H. Tenenbaum(12)....................................                13,928                      *
767 5th Avenue, 48th Floor
New York, NY 10053

All executive officers and directors as a
group(8 persons)(13)........................................            11,241,782                     64%
----------

 *   Less than one percent
(1) According to a Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on September 8, 2000, Gerald R. Allard, a private investor with an address of 520 South Collier Boulevard, Chalet Number 301, Marco Island, Florida 38937, has shared voting power (with Sunrise, see footnote (4)) and sole dispositive power with respect to the 677,012 shares of common stock (which figure includes 31,907 shares of common stock which Mr. Allard has the right to acquire within 60 days pursuant to the exercise of common stock purchase warrants and 162,727 shares of common stock which Mr. Allard has the right to acquire within 60 days pursuant to the conversion of convertible promissory notes held by him).

(2) According to a Schedule 13G filed with the Commission on February 3, 2000, Dimensional Fund Advisors, a Commission-registered investment adviser with its principal place of business at 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401, has sole voting and dispositive power with respect to the 468,300 shares of common stock.

(3) Includes 317,280 shares of the Company's common stock which Mr. Foster has the right to acquire within 60 days pursuant to the exercise of stock options. Mr. Foster retired as Chairman and Chief Executive Officer of WPI Group as of December 21, 1999.

(4) According to a Schedule 13D filed with the Commission on August 21, 2000, Sunrise, a private investment fund with its principal place of business at 685 Third Avenue, 15th Floor, New York, NY 10017, has sole voting and dispositive power with respect to 9,514,944 shares of common stock (which figure includes 1,308,204 shares of common stock which Sunrise has the right to acquire within 60 days pursuant to the exercise of common stock purchase warrants and 6,671,840 shares of common stock which Sunrise has the right to acquire within 60 days pursuant to the conversion of convertible promissory notes held by Sunrise). Sunrise also has shared voting power (but not shared dispositive power) with respect to 1,359,342 shares of common stock not held of record by Sunrise but which are the subject of a stockholders agreement between Sunrise and the owners of such shares.

(5) Mr. Allard has shared voting power (with Sunrise, see footnote (4)) and sole dispositive power with respect to the 294,602 shares (which figure includes 155,000 shares of common stock which Mr. Allard has the right to acquire within 60 days pursuant to the exercise of the exercise of stock options, 12,264 shares of common stock which Mr. Allard has the right to acquire within 60 days pursuant to the exercise of common stock purchase warrants and 62,548 shares of common stock which Mr. Allard has the right to acquire within 60 days pursuant to the conversion of convertible promissory notes held by him.)

(6)    Includes   10,833  shares  of  the  Company's   common  stock  which  Mr.
       Giovacchini has the right to acquire within 60 days pursuant to exercise of stock options.

(7) Includes 10,874,286 shares of the Company's common stock beneficially owned by Sunrise (see footnote (4)). Mr. Gold may be deemed to share beneficial ownership of the common stock owned by Sunrise by virtue of his status as a principal of Sunrise Advisors, LLC, the managing partner of Sunrise. Mr. Gold disclaims any beneficial ownership in these shares.

(8) Includes 10,874,286 shares of the Company's common stock beneficially owned by Sunrise (see footnote (4)). Mr. Julian may be deemed to share beneficial ownership of the common stock owned by Sunrise by virtue of his status as a principal of Sunrise Advisors, LLC, the managing partner of Sunrise. Mr. Julian disclaims any beneficial ownership in these shares.

(9) Includes 48,133 shares of the Company's common stock which Mr. Powers has the right to acquire within 60 days pursuant to exercise of stock options.

(10)   Includes   10,874,286   shares  of  the   Company's   common  stock
       beneficially owned by Sunrise (see footnote (4)). Mr. Preiser may be deemed to share beneficial ownership of the common stock owned by Sunrise by virtue of his status as the managing member of Sunrise Advisors, LLC, the managing partner of Sunrise. Mr. Preiser disclaims any beneficial ownership in these shares.

(11)   Includes   10,874,286   shares  of  the   Company's   common  stock
       beneficially owned by Sunrise (see footnote (4)). Mr. Stewart may be deemed to share beneficial ownership of the common stock owned by Sunrise by virtue of his status as a principal of Sunrise Advisors, LLC, the managing partner of Sunrise. Mr. Stewart disclaims any beneficial ownership in these shares.

(12) Includes 10,883 shares of the Company's common stock which Mr. Tenenbaum has the right to acquire within 60 days pursuant to the exercise of stock options.

(13) Includes 299,611 shares of the Company's common stock which certain officers and directors (excluding Messrs. Gold, Julian, Preiser and Stewart) have a right to acquire within 60 days pursuant to the exercise or conversion of stock options, common stock purchase warrants and convertible promissory notes (consisting of 224,799 shares of common stock pursuant to the exercise of stock options, 12,264 shares of common stock pursuant to the exercise of common stock purchase warrants and 62,548 shares of common stock pursuant to the conversion of convertible promissory notes). Also includes 10,874,286 shares of the Company's common stock which are beneficially owned by Sunrise (see footnote (4)). Messrs. Gold, Julian, Preiser and Stewart may be deemed to share beneficial ownership of the common stock owned by Sunrise by virtue of their relationships with Sunrise Advisors, LLC, the managing partner of Sunrise. Messrs. Gold, Julian, Preiser and Stewart each disclaim beneficial ownership of the shares owned by Sunrise.

                          CHANGE OF CONTROL TRANSACTION

     On July 31, 2000, the Company and its subsidiaries entered into a Convertible Note Agreement (the "Convertible Note Agreement") with Sunrise Capital Partners, L.P., a private investment fund ("Sunrise"). The Convertible Note Agreement and the transactions contemplated thereby are described more fully under the heading "Proposal No. 2" on page __; the description which follows below is qualified entirely by reference to that section. We urge you to read the information contained under the heading "Proposal No. 2" for a more complete description of the Sunrise transaction.

     Pursuant to the Convertible Note Agreement, Sunrise and certain other participants (which include certain members of the Company's management and some members of the Allard-Nazarian Group, Inc.) have agreed to invest up to $24.1 million in convertible promissory notes, common stock of the Company, and warrants to purchase common stock. Sunrise and the other participants will purchase the securities from the Company in three series. The first series of securities were purchased on August 9, 2000; the second and third series can be purchased only if the shareholders of the Company approve the amendment to the Company's Articles of Incorporation described under "Proposal No. 2" and certain other conditions are satisfied. Purchase of the third series of securities is at the option of Sunrise.

     After purchasing the first series of securities on August 9, 2000, Sunrise owned approximately 50% of the outstanding voting shares of the Company on a fully-diluted basis (assuming conversion by Sunrise of all the promissory notes and exercise by Sunrise of all the common stock purchase warrants). In the event the Proposal No. 2 is approved and Sunrise purchases additional notes and warrants pursuant to the terms of the Convertible Note Agreement, Sunrise will beneficially own approximately 56% of the outstanding voting shares of the Company on a fully-diluted basis (assuming conversion by Sunrise of all the promissory notes and exercise by Sunrise of all the common stock purchase warrants). Because the percentages in this paragraph were calculated on a fully diluted basis and include only those shares held of record by Sunrise, the percentages are smaller than the Sunrise percentages shown in the table under "Security Ownership of Principal Shareholders and Management" on page __.

     In addition, pursuant to the Convertible Note Agreement, for so long as any of the promissory notes purchased by Sunrise remain outstanding, the Company has agreed to nominate for election to the Company's Board of Directors a majority of nominees designated by Sunrise. Prior to entering into the transaction with Sunrise, Stephen Carlotti resigned from the Board of Directors of the Company. Four additional Board members - Michael Foster, Irving Gutin, James Risher and Steven Shulman - resigned from the Board of Directors in connection with the transaction, and were replaced by four nominees designated by Sunrise who were elected by the remaining Board members: David A. Presier, Joseph A. Julian, Jr., Michael D. Stewart and Irwin N. Gold.

     Sunrise Capital Partners, L.P. is a private investment fund with over $200 million in committed capital focusing on the acquisition of controlling interests in middle market companies. The funds invested by Sunrise were drawn from funds held for investment. Participating with Sunrise in the purchase of the first series of securities were The John R. Allard Revocable Trust of 1993, Lisa A. DiBrigida, Kim Allard Socha, The Michael E. Allard Revocable Trust of 1994, Gerald R. Allard, The David and Angella Nazarian Family Trust, The Samy Nazarian Trust, Younes Nazarian and Richard A. Beyer. Collectively, these participating interests represented approximately 11% of the outstanding voting shares of the Company on a fully-diluted basis (assuming conversion by the participants of all the promissory notes purchased by them and exercise by the participants of all the common stock purchase warrants) following the sale on August 9, 2000.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that each director and certain officers of the Company file reports of initial beneficial ownership and changes in beneficial ownership of the Company's common stock with the Securities and Exchange Commission. To the Company's knowledge, during 1999 all directors and officers filed such required notices.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation for services in all capacities to the Company for the fiscal years ended September 26, 1999, September 27, 1998 and September 28, 1997 of those persons who were at September 26, 1999 (i) the Chief Executive Officer and (ii) each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer (with the Chief Executive Officer, collectively, the "Named Officers" ).

Summary Compensation Table

                                                                                           Long-Term
                                                                                          Compensation
                                                                                           Securities
                                                                                           Underlying          All Other
Name and Principal Position                    Year         Annual Compensation(1)           Options        Compensation ($)
---------------------------                    ----         -------------------              -------        ----------------
                                                         Salary ($)        Bonus ($)
                                                         ----------        ---------
John R. Allard(2)...........................   1999          272,921            --            25,000            13,234(3)
President and CEO                              1998               --            --            20,000                --
                                               1997               --            --                --                --
John W. Powers..............................   1999          168,222            --             7,200            11,992(4)
Vice President and CFO                         1998          135,522            --             5,000            10,848(5)
                                               1997               --            --             5,000                --
Michael Foster(6)...........................   1999          509,648                         100,000            79,939(7)
Formerly, Chairman and CEO                     1998          400,036            --            86,000            23,855(8)
                                               1997          325,000            --            48,000            25,028
Timothy Jones(9)............................   1999          188,574            --             7,200            12,616(10)
Formerly, Vice President Information           1998          175,032            --            15,000            11,378(11)
Solutions                                      1997          150,020            --            20,000            11,616
Richard Longo(12)...........................   1999          178,398            --             1,500            11,687(13)
Formerly, Vice President                       1998               --            --             5,000                --
Industrial Technology                          1997               --            --                --                --
----------

(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which was less than the lesser of $50,000 or 10% of the total of annual salary and bonus reported.

(2) Mr. Allard became Chief Executive Officer in December 1999 and Chairman in July 2000.

(3) Includes $9,000 auto allowance, $4,000 contribution to the Company's 401(k) plan and $234 for group term life insurance.

(4) Includes $7,800 auto allowance, $4,000 contribution to the Company's 401(k) plan and $192 group term life coverage.

(5) Includes $7,800 auto allowance, $2,650 contribution to the Company's 401(k) plan and $398 group term life coverage

(6) Mr. Foster retired as Chairman and Chief Executive Officer as of December 1999.

(7) Includes $1,913 auto allowance, $68,700 life insurance premium paid by the Company, $4,000 contribution to the Company's 401(k) plan and $1,806 for group term life insurance.

(8) Includes $20,000 life insurance premium paid by the Company, $3,200 contribution to the Company's 401(k) plan and $655 for group term life insurance.

(9) Mr. Jones resigned his position with the Company as of September 29, 1999.

(10) Includes $7,800 auto allowance, $4,000 contribution to the Company's 401(k) plan and $816 for group term life insurance.

(11) Includes $7,800 auto allowance, $3,029 contribution to the Company's 401(k) plan and $549 group term life coverage.

(12)   Mr. Longo resigned his position with the Company as of December 22, 1999.

(13) Includes $7,150 auto allowance, $4,000 contribution to the Company's 401(k) plan and $537 for group term life insurance.

Option Grants in Last Fiscal Year (Individual Grants)

     The following table contains information concerning the grant of stock options under the Company's 1995 Stock Option Plan and the 1997 Equity Incentive Plan to the Named Officers during the Company's last fiscal year.

                                                  Number of
                                                  Securities        % of Total
                                                  Underlying      Options Granted                                   Grant Date
                                                   Options        to Employees In     Exercise      Expiration       Present
Name                                               Granted          Fiscal 1999      Price ($)         Date          Value(1)
----                                            -------------     ---------------    ---------     ------------     ---------

John R. Allard(2)............................       25,000(3)           9.4%            $3.562        03/22/09        $43,250
President and CEO

John W. Powers...............................        7,200(4)           2.7%            $5.50         10/19/08        $18,216
Vice President, CFO

Michael Foster(5)............................      100,000(6)          37.5%            $5.50         10/19/08       $253,000
Formerly, Chairman and CEO

Timothy Jones(7).............................        7,200(4)           2.7%            $5.50         10/19/08        $18,216
Formerly, Vice President Information
Solutions

Richard Longo(8).............................        1,500(4)           0.6%            $5.50         10/19/08         $3,795
Formerly, Vice President Industrial
Technology
----------

(1) The weighted average fair value of options granted to the named officers was $2.53, with the exception of Mr. Allard, whose average was $1.73. The values were estimated on the date of grant using the Black-Sholes option pricing model with the following weighted average assumptions used: Risk free interest rates ranging from 4.03% to 5.10%, expected dividend yield of 0%, expected option lives of 5 years and expected volatilities ranging from 46.82% to 48.38%.

(2) Mr. Allard became Chief Executive Officer in December 1999 and Chairman in July 2000.

(3) Options granted under the Company's 1997 Equity Incentive Plan at an exercise price equal to the fair market value of the Company's common stock on the date of grant. The options vest in 1/3 increments on 03/23/00, 03/23/01 and 03/23/02.

(4) Options granted under the Company's 1997 Equity Incentive Plan at an exercise price equal to the fair market value on the date of grant. The options vest in 1/3 increments on 10/1/99, 10/1/00 and 10/1/01.

(5) Mr. Foster retired as Chairman and Chief Executive Officer as of December 21, 1999.

(6) Options granted under the Company's 1997 Equity Incentive Plan at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The options granted to Mr. Foster are fully vested.

(7) Mr. Jones resigned his position with the Company as of September 29, 1999.

(8) Mr. Longo resigned his position with the Company as of December 22, 1999.


Option Exercises And Fiscal Year End Values

     The following table contains information with respect to aggregate stock options exercised by the Named Officers during fiscal 1999, as well as unexercised options to purchase the Company's common stock granted through September 26, 1999 under the Company's 1995 Stock Option Plan or 1997 Equity Incentive Plan to the Named Officers and held by them at that date.

Aggregated Options/SAR Exercises In Last Fiscal Year And Fiscal Year End Option Value

                                                           Number of Securities Underlying            Value of Unexercised
                                                                Unexercised Options at                  In-the-Money at
                                                                  September 26, 1999               September 26, 1999 ($)(1)
                                                            ------------------------------         -------------------------
                             Shares Acquired     Value
                           on Realized Common
Name                         Exercise (#)        ($)                  Stock                               Common Stock
----                         ------------        ---             ----------------                    -----------------------
                                                            Exercisable      Unexercisable       Exercisable       Unexercisable
                                                            -----------      -------------       -----------       -------------

John Allard.............         --              --             6,667             38,333                --                --
President and CEO

John Powers.............         --              --             6,667             10,533                --                --
Vice President, CFO

Michael Foster..........         --              --           317,280                 --                --                --
Formerly, Chairman and
CEO

Timothy Jones...........         --              --            30,000             17,200                --                --
Formerly, Vice
President Information
Solutions

Richard Longo...........         --              --             1,667              4,833                --                --
Formerly, Vice
President Industrial
Technology
----------

(1) Based on the difference between the exercise price of each grant and the closing price of the Company's Common Stock as quoted on the Nasdaq NMS on September 27, 1999, which was $3.345.

     The foregoing options were granted under either the 1995 Stock Option Plan (the "1995 Plan") or the 1997 Equity Incentive Plan (the "1997 Plan"). Both plans are administered by the Stock Option/Compensation Committee, which consists of not less than three outside directors. The Committee determines the key employees to whom, and the time or times at which, options will be granted, the number of shares subject to each option and the terms upon which each option may be granted. An aggregate of 550,000 shares of common stock are reserved for issuance under the 1995 Plan and an aggregate of 750,000 shares of common stock are reserved for issuance under the 1997 Plan. Since the adoption of the 1995 Plan on June 6, 1995, options for a total of 550,000 shares of common stock (or all of the shares reserved for issuance) have been granted to selected officers and key employees of the Company. Since the adoption of the 1997 Plan on June 10, 1997, options for a total of 434,200 shares of common stock have been granted to selected officers and key employees of the Company.

Change In Control Plan and Severance Agreements

     The Board of Directors has adopted a Change in Control Plan which covers two current officers and one key employee, including certain Named Officers. The provisions of the Change in Control Plan only become effective upon the occurrence of an event constituting a change in control of the Company. Under the Change in Control Plan, a "Change in Control" shall be deemed to have occurred if any of the following events occur: (i) any "person" (as such term is defined in Section 13 and 14 under the Exchange Act) except for Michael Foster, directly or indirectly, is or becomes the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act) of 25% or more of the Company's common stock; (ii) any change occurs in the composition of the company's Board of Directors resulting in a majority of the present directors not constituting a majority two years from such date, provided that directors who were elected by or on the recommendation of such present majority shall be excluded; or (iii) any other event that would be required to be reported under Item 1 of Form 8-K pursuant to Section 13 or Section 15(d) of the Exchange Act. A change in control shall not be deemed to have occurred if such change in control results from a distressed sale of the Company due to the Company's material default with respect to any applicable debt covenants with its lender.

     The Change in Control Plan provides that if, within one (1) year after a change in control of the Company, a Named Officer is discharged without Cause (as defined below) or has resigned for reasons relating to a diminution of responsibilities, compensation or benefits or relocation of place of employment, the Company shall pay to such individual a lump sum severance benefit. For purposes of the Change in Control Plan, "Cause" shall mean conviction of certain crimes, willful misconduct or conduct that caused the Company to suffer a substantial loss or damage. Currently, each Named Officer would receive between nine and eighteen months of base salary, plus bonus, depending upon the Named Officer's years of service and status with the Company. At the discretion of the Board of Directors, the vesting of options may be accelerated in the event of a Change in Control. A Named Officer may resign at any time and for any reason within one year of a Change in Control and receive the base salary component only of the lump sum benefit.

     In addition to being covered by the Change In Control Plan, Mr. Allard has a Severance Agreement with the Company which provides, in relevant part, that if the Company terminates his employment for any reason other than cause, or in connection with a change-in-control, the Company will continue to pay him at his then present salary rate for a period of twelve months.

     Mr. Foster has a Severance Agreement with the Company, effective January 1, 2000 and continuing for a period of five years, which provides, in relevant part, for severance of $250,000 per year, payment of life and medical insurance premiums of $16,000 for the first year of the Agreement and approximately $20,000 for the next four years and a car allowance of $12,000 per year. The agreement also provides for the full vesting of options held by Mr. Foster. The expiration and option exercise prices remain unchanged.

Report of the Compensation Committee

     During fiscal 1999, the Compensation Committee in consultation with the Company's other outside directors established the compensation of the Chairman and Chief Executive Officer and the President and Chief Operating Officer of the Company. The criteria for bonus awards of the Chief Executive Officer and Chief Operating Officer in respect of the 1999 fiscal year were determined at a meeting of the Compensation Committee as constituted on October 20, 1998 (Messrs. Irving Gutin, Steven Shulman and Bernard Tenenbaum). In determining the individual elements of compensation, the Compensation Committee strives to enable the Company to attract and retain key executives critical to the long-term success of the Company, provide compensation opportunities which are comparable to those offered by similar companies, reward long-term strategic management and the enhancement of shareholder value and create a performance-oriented environment.

     In order to meet the foregoing objectives, the Compensation Committee in consultation with the Company's other outside directors has attempted to design and choose components of compensation. The Compensation Committee consulted with outside compensation consultants to assist in this process and provide competitive information, advice and recommendations relating to compensation issues. Compensation packages consist of cash, certain benefits and equity-based compensation. The Company's compensation provides for competitive base salaries which reflect individual performance and level of responsibility. Annual bonuses, when given, are linked to the financial performance of the Company and its subsidiaries as a whole, job performance and the meeting of specific goals. Also included are plans which reward the enhancement of long-term value to the Company's shareholders.

     The compensation of the Named Officers for fiscal 1999 was based on the policies described above. Bonus awards are determined on the basis of a formula in which a weighted performance factor is applied to a target award established for each of the above officer's respective salary levels. The weighted performance factor is derived as a result of the achievement of certain Company performance targets, including the achievement of a certain level of earnings per share. No bonuses were paid to the above officers in fiscal 1999.

     Annually, the Compensation Committee reviews with the Chief Executive Officer the individual performance of each of the other executive officers and his recommendations with respect to the appropriate compensation awards. The Stock Option/Compensation Committee also reviews with the Company's Chief Executive Officer the financial and other objectives for each of the executive officers for the following year.

     The Compensation Committee has not formally addressed the restrictions under Section 162(m) of the Internal Revenue Code of 1986 because the Compensation Committee does not anticipate paying compensation to its executive officers in an amount to which Section 162(m) would apply.

         Irving Gutin (Chairman)
         Steven Shulman
         Bernard Tenenbaum

Performance Graph

     Set forth below is a line graph comparing the yearly percentage change in the total shareholder return on the Company's common stock against the total return of the NASDAQ Market Index and a peer group index consisting of companies which sell handheld computers, terminals and associated software, electrical equipment products and instrumentation. The peer group was selected with the assistance of the Company's investment bankers and includes the following issuers: Aura Systems, Inc., Applied Cellular Technology, Inc., BEI Technologies, Inc., Fieldworks, Inc., Itron, Inc., Magnetek, Inc., Metrologic Instruments, Inc., Miltope Group, Inc., NAI Technologies, Inc., Percon, Inc., Symbol Technologies, Inc., ScanSource, Inc., Telxon Corp., Unova, Inc. and Woodhead Industries, Inc. The current peer group has not changed from the peer group used last year. Management believes that the current peer group provides a broad cross section of companies in lines of business that are similar to the Company's line of business.

                             [OBJECT OMITTED]
year              Company  Market   Peer
1994              100.000  100.000  100.000
1995              104.348  138.067  120.351
1996              282.609  163.845  118.733
1997              421.739  224.968  164.934
1998              230.435  228.773  151.972
1999              104.348  371.687  137.442

Certain Relationships and Related Transactions

     The Company is currently leasing and occupying a building at 850 Perimeter Road, Manchester, New Hampshire (the "Perimeter Road Facility") from 850 Perimeter Road Associates NA, LLC, a New Hampshire limited liability company in which Mr. Allard is a member. The current yearly base rental for the Perimeter Road facility, which houses the operations of WPI Instruments, Inc., is $402,408. The lease term expires on December 31, 2002, and may be renewed by the Company for an extended term to December 31, 2007. In management's opinion, the lease rate for this facility is not in excess of the range of fair market rentals in the relevant area.

     Hinckley, Allen & Snyder, a law firm of which Stephen Carlotti, a director until July 2000, is a member, provided legal services to the Company during its 1999 fiscal year.

                                 Proposal No. 2

          AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION
            TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

                           (Item 2 on the Proxy Card)

General

     The Company's Amended and Restated Articles of Incorporation authorize the issuance of 20,000,000 shares of common stock, $.01 par value. On September 13, 2000, the Board of Directors of the Company unanimously approved an amendment to the Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 20,000,000 to 75,000,000 and to submit the proposed amendment to the Company's shareholders.

     The general purpose and effect of the proposed amendment to the Company's Amended and Restated Articles of Incorporation is to increase the number of shares of common stock that the Company is authorized to issue. The Company's Amended and Restated Articles of Incorporation currently provide that the Company may issue up to 20,000,000 shares of common stock. The proposed amendment would increase the number of authorized shares by 55,000,000, to 75,000,000 shares. This increase would create a sufficient reserve of shares of common stock for the Company's future needs, and would allow the Company to reserve shares of common stock for issuance upon conversion of certain debt instruments described below.

The Sunrise Capital Partners Transaction

     On July 31, 2000, the Company and its subsidiaries entered into a Convertible Note Agreement with Sunrise. Pursuant to the Convertible Note Agreement, Sunrise and certain other participants (which include members of the Company's management and some members of the Allard-Nazarian Group) have agreed to invest up to $24.1 million in a combination of convertible promissory notes (the "Notes"), common stock and warrants to purchase common stock (the "Warrants"). The Company entered into the Convertible Note Agreement in order to raise capital to help the Company meet its near- and long-term liquidity needs. The Board of Directors and management of the Company believes that the transactions contemplated by the Convertible Note Agreement are necessary to finance the Company's continuing operations and to finance the development of the Company's new products.

     The Company will use the money raised from the sale of Notes, common stock and Warrants to refinance, in part, amounts owed under the Company's existing senior credit facility with certain lenders, including Fleet Bank-NH. The money will also be used to repay amounts owed to certain affiliates of the Allard-Nazarian Group under a series of promissory notes dated

August 3, 1998. The balance of the cash will be used to finance the Company's operations and to finance the development of new products.

Background of the Sunrise Transaction

     Beginning in April 1999, the Board of Directors of the Company instructed management to explore various strategic alternatives for the Company in order to maximize shareholder value. After several months of planning and analysis, the Board authorized a series of initiatives designed to reposition the Company as a provider of vehicle diagnostic equipment and software solutions. Accordingly, the Company engaged in a series of transactions to divest several of its business lines and use the proceeds from those divestitures to reduce corporate debt. The Company also continued to invest in research and development in order to develop new products for its diagnostic business.

     The Company's operating losses increased in fiscal 1999 and 2000 due to a number of factors, including the restructuring charges it recognized as a result of the divestitures, decreased sales in some of its remaining business units and increased interest costs. During that period of time, the Company also failed to comply with the financial covenants contained in its existing senior credit facility, and sought from its lenders a number of waivers and amendments to the terms of its facility designed to address the Company's inability to comply with the terms of the debt. During this period, cash from the Company's operations became insufficient to meet the Company's near- and long-term liquidity requirements, and to finance the Company's investment in developing new products.

     In January, 2000, the Company, with the assistance of the investment banking firm of McFarland Dewey & Co., L.L.C. ("McFarland Dewey"), began exploring means of raising additional capital for the Company to finance the Company's continuing operations and refinance its existing indebtedness. During this period, the Company negotiated with its lenders several forbearance arrangements pursuant to which the lenders agreed to forbear from exercising certain rights and remedies available under the senior credit facility while the Company pursued alternative means of financing.

     Between March and May 2000, the Company engaged in discussions with a number of parties, including Sunrise, about possible investments in the Company. The Board of Directors and management of the Company, with the assistance of its outside financial advisors, considered each of the proposals that the Company received, and the increasing urgency for obtaining a means of funding the Company's short-term operations. On May 17, 2000, the Board of Directors concluded that the proposal received from Sunrise was the most favorable to the Company and its shareholders and directed the Company to execute a commitment letter with Sunrise outlining the material terms of Sunrise's investment. The Company and Sunrise then began the preparation and negotiation of the definitive documentation for their agreement, while continuing to negotiate with the Company's senior lenders appropriate modifications to the Company's existing senior credit facility.

     The Board of Directors also retained McFarland Dewey to render its opinion as to whether the proposal to invest up to $24 million into the Company by Sunrise was fair from a financial perspective to the shareholders of the Company. On July 25, 2000 McFarland Dewey delivered a written opinion to the Board of Directors of the Company stating that, as of that date, the financial terms of Sunrise's investment in the Company were fair from a financial perspective to the shareholders of the Company. The full text of the fairness opinion is set forth in Appendix A attached to this proxy statement. Shareholders are urged to read this opinion in its entirety for a description of the procedures followed, matters considered, assumptions made and methods employed by McFarland Dewey in arriving at its opinion.

     In approving the transaction with Sunrise, the Company's Board considered, among other things, the following factors (none of which were qualified or assigned relative weight as compared to any other factor):

     o the Company's need for capital to finance its current operations and the development of new products

     o the Company's inability to meet the financial covenants in its existing senior credit facility, and the ability of the lenders thereunder to cause the amounts owing under the facility to be payable at any time

     o the extensive effort that the Company and the Board of Directors had made to obtain alternative sources of funding, and the Board's belief that the proposal made by Sunrise was superior to all other proposals

     o the substantial amount of capital that Sunrise and the other participants were prepared to commit to invest in the Company

     o the terms of the Notes to be issued to Sunrise, which permitted the Company to defer payment of fees and interest in the short term by delivery of additional Notes

In light of these and other factors, the Company's Board of Directors approved the form and terms of the transaction with Sunrise. The parties executed the Convertible Note Agreement on July 31, 2000.

Terms of the Sunrise Transaction

     The Convertible Note Agreement provides for the sale of three series of convertible Notes, in aggregate principal amounts of $14.1 million, $5.0 million and up to $5.0 million, respectively. The Notes, which mature three years from the date of issuance, bear interest at the rate of 10.75% per annum, and are convertible into shares of the Company's common stock. At any time prior to maturity of the Notes, each holder thereof has the option to convert any or all of the outstanding principal balance of the Notes, together with any accrued but unpaid interest and fees, into common stock of the Company at a rate of one share of common stock for each $1.75 of principal, interest and fees converted (subject to adjustment in the event of any stock dividend, stock split, combination, reclassification or similar event). Under certain circumstances, the Company may demand that a holder convert the Notes into common stock on the same terms.

     Interest on the Notes is payable in cash. If the Company is not in default under the terms of the Convertible Note Agreement, the Company may elect to pay interest in additional Notes.

     In addition, in conjunction with the sale of each series of Notes, the Convertible Note Agreement provides for the sale of Warrants representing the right to purchase 20% of the number of shares of common stock which would be issuable upon conversion of each such series of Notes. The Warrants, which will be exercisable at any time at the option of the holder, have an exercise price of $1.75 per share.

     Each sale of Notes and Warrants is subject to a closing fee equal to 2% of the aggregate principal amount of the Notes issued. The Company may also elect to pay the closing fee in additional Notes. In addition, Sunrise Advisors, LLC, the managing partner of Sunrise, will receive a transaction fee, payable in cash, equal to 2% of the aggregate principal amount of Notes issued.

     The Notes are subordinated in right of payment to the payment in full of all obligations of the Company under the Company's existing senior credit facility as amended in an aggregate amount not to exceed $26 million. The Company is not permitted to incur any other indebtedness that is subordinated to the indebtedness under the existing senior credit facility and senior to the Notes or any other indebtedness of the Company.

     The Notes are secured by a second priority lien on all the Company's existing and after-acquired real, personal and intellectual property, including a pledge of 100% of the capital stock of all the Company's subsidiaries (other than certain foreign subsidiaries to the extent such pledge would result in material adverse tax consequences).

     The shares of common stock of the Company issued and to be issued to Sunrise and the other participants have been and will be issued pursuant to exemptions from the registration requirements of federal and state securities laws. These shares may therefore, be resold without registration only as provided for by Rule 144 under the Securities Act of 1933 or as otherwise provided under the Securities Act. Pursuant to a Registration Rights Agreement entered into by the Company, Sunrise and the other participants in connection with the Convertible Note Agreement, the holders of at least 30% of the shares of common stock of the Company issued or issuable upon conversion of the Notes and exercise of the Warrants issued to Sunrise and the other participants have the right to require the Company to register the shares under the Securities Act. In the event the Company proposes to register any securities of the Company for sale to the public under the Securities Act, all holders of the shares of common stock of the Company underlying the Notes and the Warrants also have the right to require the Company to include their shares along with the securities of the Company in the registration statement.

     In the event of a change of control in the Company, Sunrise and the other participants have the option to require the Company to repurchase the Notes at a price equal to 110% of the outstanding principal amount, including accrued interest and fees, of the Notes. In the event of asset dispositions or the issuance of equity securities by the Company, Sunrise and the other participants have the option to require the Company to make repayments on the Notes in certain circumstances.

Purchase of the Initial Series of Securities

     On August 9, 2000, Sunrise and the other participants purchased the first series of Notes (in aggregate principal amount of approximately $14.1 million), Warrants to purchase an additional 1.6 million shares of common stock, as well as approximately 1.8 million shares of Company common stock (representing approximately 20% of the outstanding capital stock of the

Company). In connection with this initial purchase, the closing fee of approximately $280,000 was paid by the Company by the issuance of additional Notes.

     As of August 9, 2000, after giving effect to the initial purchase of Notes, Warrants and common stock by Sunrise and the other participants, there were approximately 7.9 million shares of common stock of the Company outstanding. In addition, approximately 11.2 million shares were reserved for issuance, as follows: approximately 1.3 million shares were reserved under the Company's 1997 Plan and its 1995 Plan; approximately 25,000 shares were reserved under the Company's Employee Stock Purchase Plan and its Stock Bonus Award Plan; approximately 8.2 million shares were reserved for issuance upon conversion of the outstanding principal of the Notes and related fees; and approximately 1.7 million shares were reserved for issuance upon exercise of outstanding common stock purchase warrants. Accordingly, after the first sale of Notes to Sunrise and the other participants, the Company has only .8 million authorized shares that are not issued or reserved for issuance.

Purpose and Effect of the Proposed Charter Amendment

     As described above, the Convertible Note Agreement contemplates the sale to Sunrise and the other participants of two series of additional Notes in aggregate principal amount of up to $10,000,000, as well as Warrants to purchase approximately 1.1 million additional shares of common stock. Assuming the issuance and conversion of all the additional Notes, including the conversion of interest and related closing fees, and the exercise of all additional Warrants, the Company will be required to issue approximately 7.0 million additional shares of common stock. Accordingly, the Company and its Board of Directors are asking the shareholders to increase the number of authorized shares of common stock in order to allow the Company to issue the additional Notes and the additional Warrants and to pay any interest accruing on the Notes "in kind" by delivery of additional Notes.

     If the shareholders of the Company fail to approve Proposal No. 2, the Company will be unable to satisfy its obligations under the Convertible Note Agreement and issue additional Notes and Warrants. This could have a material adverse effect of the Company because, without the proceeds to be provided by the sale of the additional Notes and Warrants:

     o the Company may not generate sufficient cash to fund its costs of operations

     o the Company may not be able to meet its payment obligations, including payments to suppliers and payments due under the Company's existing senior credit facility

     o the Company may not be able to pursue opportunities in its existing business lines

     o the Company may be unable to finance the development of new products

     o the Company will be unable to meet the operating and financial covenants contained in its existing debt instruments which may result in events of default under the terms thereof

     o the Company would again be forced to seek alternative means of raising capital, which would likely be on terms less favorable than the terms of the Sunrise transaction

     Any or all of these factors could have a material adverse effect on the Company. Accordingly, the Board is asking its shareholders to vote in favor of Proposal No. 2 so that the Company will have a sufficient number of authorized shares to complete the transaction with Sunrise and the other participants.

     The Company is asking its shareholders to authorize an increase in the number of authorized shares of common stock that is greater than the number necessary to allow the Company to issue the additional Notes and the related additional Warrants, in order to create a reserve for future needs. If the Board of Directors deems it to be in the best interest of the Company and that of the shareholders to issue these additional shares of common stock in the future, the Board of Directors generally will not seek further authorization by vote of the shareholders, unless such authorization is otherwise required by law or regulations. The proposed amendment would give the Board of Directors the flexibility to act promptly when it determines that issuance of additional shares in the best interest of the Company and the Shareholders.

Other Factors to be Considered by Shareholders

     The increase in the number of authorized shares of common stock will have a dilutive effect on the percentage ownership of shares held by existing shareholders when those shares are issued. Issuance of shares greater than those necessary to allow the Company to issue the additional Notes and related additional Warrants could have an anti-takeover effect. If the Board of Directors desired to issue additional shares in the future, such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company.

Stockholders Agreement

     Pursuant to a Stockholders Agreement dated August 9, 2000, Sunrise and certain other shareholders (including all the participants in the Sunrise transaction and certain current and former members of management) have agreed to vote in favor of Proposal No. 2. These shareholders, in the aggregate, own approximately 64% of the outstanding shares of common stock of the Company.

Recommendation of the Board of Directors

     For the reasons discussed above, the Board of Directors recommends that the shareholders adopt the following vote:

              That the proposed amendment to the Corporation's Amended and Restated Articles of Incorporation to increase the authorized capital stock of the Corporation to seventy-five million (75,000,000) shares of One Cent ($.01) par value common stock as heretofore recommended by the Board of Directors hereby is approved and adopted.

     The affirmative vote of a majority of the outstanding shares of common stock present or represented at the Meeting is required to approve an amendment to Amended and Restated

Articles of Incorporation increasing the number of authorized shares of common stock from 20,000,000 to 75,000,000.

     The Board of Directors recommends that the shareholders vote "FOR" the amendment to the Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 20,000,000 to 75,000,000. Proxies solicited by the Board of Directors will be voted "FOR" the proposal unless otherwise indicated.

                                 Proposal No. 3

                  AMENDMENT TO AMENDED AND RESTATED ARTICLES OF
                 INCORPORATION TO CHANGE THE NAME OF THE COMPANY

                           (Item 3 on the Proxy Card)

     The Board of Directors of the Company is proposing that the shareholders amend the Company's Amended and Restated Articles of Incorporation to change the name of the Company.

     At the present time, the Company has not decided on a new name. The Company has retained the services of a consultant to help it choose a new name and is awaiting the consultant's report. By the time of the Annual Meeting, the Board of Directors will have chosen a new name, and the new name will be presented to the shareholders at the Meeting. Properly executed proxies marked "FOR" Proposal No. 3, and properly executed proxies for which no direction on Proposal No. 3 is given, will be voted at the Annual Meeting in favor of the new name determined by the Board of Directors, although shareholders voting by proxy will not know the new name when they are completing and returning their proxies.

Reasons for the Proposal

     With the recent sales of six of the Company's subsidiaries and the Company's expansion of its electronic vehicle diagnostics business, the current name is no longer readily identifiable with the Company's business. Management and the Board intend to choose a new name that is a more exciting, descriptive reflection of the Company's new focus and that will create more awareness of the Company's most important product line. The Company plans to continue to focus on the electronic vehicle diagnostics business, and the Board of Directors believes that it is in the Company's best interest to change its name to one more identified with that business.

Recommendation of the Board of Directors

     The Board of Directors recommends that the shareholders adopt the following vote:

     That the proposed amendment to the Corporation's Amended and Restated Articles of Incorporation to change the name of the Corporation to the name determined by the Board of Directors and presented to shareholders at the Annual Meeting is approved and adopted.

     The affirmative vote of a majority of the outstanding shares of common stock present or represented at the Meeting is required to approve an amendment to the Company's Amended and Restated Articles of Incorporation changing the Company's name.

     The Board of Directors recommends that the shareholders vote "FOR" approval of the amendment to the Amended and Restated Articles of Incorporation to change the name of the Company from WPI Group, Inc. to the name determined by the Board of Directors and presented to shareholders at the Annual Meeting. Proxies solicited by the Board of Directors will be voted "FOR" the proposal unless otherwise indicated.

                                 Proposal No. 4

                     AMENDMENT OF 1997 EQUITY INCENTIVE PLAN

                           (Item 4 on the Proxy Card)

     The Board of Directors has unanimously approved, subject to shareholder approval, amendments to the Company's 1997 Equity Incentive Plan to increase the number of shares of the Company's common stock available for issuance under the 1997 Plan from 750,000 to 3,500,000 and to increase the limit on the number of stock-based awards that can be granted to any one person during any year from 200,000 to 500,000 (the "Amendment").

Background

     The Company has historically utilized stock options as part of its overall compensation program for key employees, directors and officers. As of September 15, 2000, options for approximately 716,000 shares were outstanding under the 1997 Plan, leaving a balance of only approximately 34,000 shares that could be used for future awards under the 1997 Plan. The Board of Directors believes that it is in the best interest of the Company to have stock-based awards available in order to retain, attract and motivate highly qualified personnel for the Company. The Amendment, if approved by shareholders, will enable the Company to reserve a sufficient number of shares of common stock for future awards under the 1997 Plan. The amendment will also increase the number of stock-based awards that can be granted to any one person during any one year of the Company.

Description of the 1997 Plan

     The 1997 Plan was originally approved by the Board in 1997 and by the shareholders at the Company's 1998 Annual Meeting. The following summary of the 1997 Plan is qualified in its entirety by reference to the complete text of the 1997 Plan. The full text of the 1997 Plan, as proposed to be amended, is available upon written request to the Company. Capitalized terms used herein will, unless otherwise defined, have the meanings assigned to them in the text of the 1997 Plan.

     The 1997 Plan is intended to provide officers and other employees of the Company and each of its subsidiaries with appropriate incentives and rewards to encourage them to enter into and continue in the employ of the Company and to acquire a proprietary interest in the long-term success of the Company; to compensate each member of the Board of the Company who is not an employee of the Company (each a "Non-Employee Director") and provide incentives to Non-Employee Directors which are directly linked to increases in stock value; and to reward the performance of individual officers, other employees, consultants and Non-Employee Directors in fulfilling their personal responsibilities for long-range achievements.

     The 1997 Plan is intended to comply with the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934. In addition, the 1997 Plan is intended to provide performance-based compensation so as to be eligible for compliance with Section 162(m) of the Internal Revenue Code which, generally, limits the deduction by an employer for compensation of certain covered officers. Under Section 162(m), certain compensation, including compensation based on the attainment of performance goals, may be disregarded for purposes of this deduction limit if certain requirements are met. Among the requirements for compensation to qualify for this exception is that the material terms pursuant to which the compensation is to be paid be disclosed to and approved by the shareholders in a separate vote prior to the payment.

General

     The 1997 Plan provides for the granting of awards to such employees (including officers of the Company, whether or not they are directors of the Company) and consultants of the Company as the Stock Option/Compensation Committee of the Board (the "Committee") may select from time to time. Currently there are approximately 480 employees and consultants eligible to participate in the 1997 Plan. The 1997 Plan also provides for the mandatory grant of Non-Qualified Stock Options to Non-Employee Directors of the Company. Currently, there are six such directors.

     An aggregate of 750,000 shares of common stock of the Company is currently reserved for issuance under the 1997 Plan, subject to adjustment as described below. Such shares may be authorized but unissued common stock or authorized and issued common stock held in the Company's treasury. Generally, shares subject to an award that remain unissued upon expiration or cancellation of the award will be available for other awards under the 1997 Plan. Currently, the total number of shares of common stock subject to awards (including awards paid in cash but denominated as shares of common stock) granted to any one Participant of the 1997 Plan during any tax year of the Company cannot exceed 200,000 shares. In the event that the Committee determines that any dividend or other distribution, stock split, recapitalization, reorganization, merger or other similar corporate transaction or event affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the 1997 Plan, then the Committee will make such equitable changes or adjustments as it deems necessary to the number and kind of shares of common stock which may thereafter be issued in connection with awards, the limit on individual awards, the number and kind of shares of common stock subject to each outstanding award, and the exercise price, grant price or purchase price of each award.

     Awards under the 1997 Plan may be made in the form of (a) Incentive Stock Options, (b) Non-Qualified Stock Options (Incentive and Non-Qualified Stock Options are collectively referred to as "options"), (c) Stock Appreciation Rights, (d) Restricted Stock, (e) Phantom Stock, and (f) Other Awards.

Administration

     The 1997 Plan is administered by the Committee. The Committee consists of two or more persons, each of whom is a "nonemployee director" within the meaning of Section 162(m) and a "disinterested person" within the meaning of Rule 16b-3. The Committee is authorized, among other things, to construe, interpret and implement the provisions of the 1997 Plan, to select the persons to whom awards will be granted, to determine the terms and conditions of such awards and to make all other determinations deemed necessary or advisable for the administration of the 1997 Plan; provided, however, that the Committee may not exercise discretion under any provision of the 1997 Plan with respect to Non-Qualified Stock Options granted to Non-Employee Directors.

Options

     The Committee determines each option's expiration date; provided, however, that no incentive stock option may be exercised more than ten years after the date of grant. The purchase price per share payable upon the exercise of an option (the "option exercise price") is established by the Committee; provided, however, that in the case of an Incentive Stock Option, the option exercise price may be no less than the Fair Market Value of a share of common stock on the date of grant. The option exercise price is payable by any one of the following methods or a combination thereof: (a) cash; (b) personal, certified or bank cashier's check; (c) wire transfer; (d) with consent of the Committee, by surrender of shares of common stock held at least six months by the Participant and having a Fair Market Value on the date of the exercise equal to the option exercise price; or (e) by such other payment method as the Committee may prescribe.

     The Committee may specify at the time of grant or with respect to Non-Qualified Stock Options, at or after the time of grant, that a Participant will be granted a new Non-Qualified Stock Option (a "Reload Option") for a number of shares equal to the number of shares surrendered by the participant upon exercise of all or part of an option. Reload Options will be subject to such conditions as may be specified by the Committee in its discretion, subject to the terms of the 1997 Plan. The 1997 Plan provides that a Non-Employee Director who first became a director after April 1, 1997 will be granted automatically a Non-Qualified Stock Option to purchase 10,000 shares of common stock. Commencing with the 1999 Annual Meeting of Shareholders, each Non-Employee Director (other than a director who is first elected at the annual meeting for that year or within six months prior to such annual meeting) will be granted automatically a Non-Qualified Stock Option to purchase 2,500 shares of common stock; provided, however, that no annual grants to Non-Employee Directors shall be made unless the Company's earnings per share for the most recently completed fiscal year has increased from the prior fiscal year by at least 15%. Non-Qualified Stock Options granted to Non-Employee Directors shall be exercisable in 1/3 increments beginning on the first anniversary of the date that the Non-Qualified Stock Option is granted and expire ten years from the date of grant.

Stock Appreciation Rights

     Stock appreciation rights may be granted in connection with all or any part of, or independently of, any option granted under the 1997 Plan. A stock appreciation right granted independently of any option will be subject to the same vesting rules as described above for options. A stock appreciation right granted in tandem with any stock option will be exercisable only when and to the extent the option to which it relates is exercisable. The grantee of a stock appreciation right has the right to surrender the stock appreciation right and receive from the Company, in cash, an amount equal to the excess of the Fair Market Value of a share of common stock over the exercise price of the stock appreciation right for each share of common stock in respect of which such stock appreciation right is being exercised.

Restricted Stock

     The Committee may grant restricted shares of common stock to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance goals) as the Committee may determine in its discretion.

Phantom Stock

     The Committee may grant shares of Phantom Stock to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance goals) as the Committee may determine in its discretion. If the requirements specified by the Committee are met, the grantee of such an award will receive a cash payment equal to the Fair Market Value of the shares covered thereby plus the dividends that would have been paid on such shares had they actually been outstanding following the grant date.

Other Awards

     Other awards valued in whole or in part by reference to, or otherwise based on, common stock may be granted either alone or in addition to other awards under the 1997 Plan. Subject to the provisions of the 1997 Plan, the Committee will have the sole and complete authority to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of common stock to be granted pursuant to such Other Awards and all other conditions of such Other Awards.

Other Features of the 1997 Plan

     The Board may suspend, revise, terminate or amend the 1997 Plan at any time; provided, however, that shareholder approval must be obtained if and to the extent that the Board deems it appropriate to satisfy Section 162(m); and provided further that no such action may, without the consent of a Participant, reduce the Participant's rights under any outstanding award.

     Unless otherwise determined by the Committee, or unless the applicable agreement otherwise provides, in the event of a Change In Control (as defined under the Company's Change In Control Plan), all outstanding awards will become fully vested and/or immediately exercisable.

Certain Federal Income Tax Consequences

     The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to awards under the 1997 Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

Non-Qualified Stock Options

     An optionee will not recognize any taxable income upon the grant of a Non-Qualified Stock Option. The Company will not be entitled to a tax deduction with respect to the grant of a Non-Qualified Stock Option. Upon exercise of a Non-Qualified Stock Option, the excess of the Fair Market Value of the common stock on the exercise date over the option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee's tax basis for the common stock received pursuant to the exercise of a Non-Qualified Stock Option will equal the sum of the compensation income recognized and the exercise price.

     In the event of a sale of common stock received upon the exercise of a Non-Qualified Stock Option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such common stock is more than twelve months.

Incentive Stock Options

     An optionee will not recognize any taxable income at the time of grant or timely exercise of an Incentive Stock Option and the Company will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an Incentive Stock Option may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to the Company, if the Incentive Stock Option is not exercised on a timely basis (generally, while the optionee is employed by the Company or within 90 days after termination of employment) or if the optionee subsequently engages in a "disqualifying disposition" as described below.

     A sale or exchange by an optionee of shares acquired upon the exercise of an Incentive Stock Option more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the Incentive Stock Option will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the Incentive Stock Option or within one year from the date of transfer of the Incentive Stock Option shares to the optionee, such sale or exchange will generally constitute a "disqualifying disposition" of such shares that will have the following results: any excess of (a) the lesser of (i) the Fair Market Value of the shares at the time of exercise of the Incentive Stock Option and (ii) the amount realized on such disqualifying disposition of the shares over (b) the option exercise price of such shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and the Company will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by the Company.

Restricted Stock

     A grantee will not recognize any income upon the receipt of Restricted Stock unless the holder elects under Section 83(b) of the Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the Fair Market Value of the Restricted Stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to the Company. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the Restricted Stock are subject are removed, in an amount equal to the Fair Market Value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount.

     Generally, upon a sale or other disposition of Restricted Stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's basis in such shares. Such gain or loss will be long-term capital gain or loss if the holding period for such shares is more than twelve months.

Other Types of Awards

     The grant of a stock appreciation right or Phantom Stock award will not result in income for the grantee or in a tax deduction for the Company. Upon the settlement of such a right or award, the grantee will recognize ordinary income equal to the aggregate value of the payment received, and the Company generally will be entitled to a tax deduction in the same amount.

Recommendation of the Board of Directors

         The Board of Directors recommends that the shareholders adopt the following vote:

                  That the proposed amendments to the 1997 Equity Incentive Plan increasing the number of shares of common stock available for issuance under the Plan from 750,000 to 3,500,000 and increasing the limit on the number of stock-based awards that can be granted to any one person during any one year from 200,000 to 500,000 as heretofore recommended by the Board of Directors hereby are approved and adopted.

     The affirmative vote of a majority of the outstanding shares of common stock present or represented at the Meeting is required to approve the amendments to the 1997 Plan increasing the number of authorized shares of common stock available for issuance from 750,000 to 3,500,000 and increasing the number of share limits on the number of stock-based awards that can be granted to any one person during any one year by the Company from 200,000 to 500,000.

     The Board of Directors recommends that the shareholders vote "FOR" the amendments to the 1997 Equity Incentive Plan. Proxies solicited by the Board of Directors will be voted "FOR" the proposal unless otherwise indicated.

                                 Proposal No. 5

           AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION
        TO AUTHORIZE THE ISSUANCE OF 20,000,000 SHARES OF PREFERRED STOCK

                           (Item 5 on the Proxy Card)

     On September 13, 2000, the Board of Directors of the Company unanimously approved an amendment to the Amended and Restated Articles of Incorporation of the Company which would create a series of preferred stock, par value $.01 per share (the "Preferred Stock"), for which the Board would have the right to fix the rights, terms and preferences at the time of issuance, and which would authorize the issuance of up to 20,000,000 shares of such Preferred Stock. The Company's Amended and Restated Articles of Incorporation currently only authorize the issuance of common stock.

Purpose and Effect of the Proposed Charter Amendment

     Subject to the provisions of the Company's Amended and Restated Articles of Incorporation and the limitations prescribed by law, the Board of Directors would be expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the shareholders. The board of directors would be required to make any determination to issue shares of preferred stock based on its judgment as to the best interests of the Company and its shareholders.

     The proposed amendment will provide the Company with increased financial flexibility in meeting future capital requirements by providing another type of security in addition to its common stock, as it will allow Preferred Stock to be available for issuance from time to time and with such features as determined by the Board of Directors for any proper corporate purpose. Such purposes could include, without limitation, issuance for cash as a means of obtaining capital for use by the Company, or issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or properties. The Board of Directors believes that it is desirable that the Company have the flexibility to issue shares of Preferred Stock without further shareholder action, except as otherwise provided by law.

     The Company has no immediate definitive plans to issue any shares of preferred stock. Therefore, the terms, rights and features of any Preferred Stock issued cannot be stated or predicted with certainty.

     It is not possible to state the effects of the proposed amendment upon the rights of holders of common stock until the Board of Directors determines the respective rights of the holders of one or more series of Preferred Stock. However, the issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of common stock. Specifically, the effects of such issuances of Preferred Stock could include (i) reduction of the amount otherwise available for payment of dividends on common stock, if any, (ii) restrictions on dividends on common stock, (iii) dilution of the voting power of common stock, and (iv) restrictions on the rights of holders of common stock to share in the Company's assets on liquidation until satisfaction of any liquidation preference granted to the holders of such subsequently designated series of Preferred Stock. For example, Preferred Stock issued by the Company may rank prior to the common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights, and may be convertible into shares of common stock. Accordingly, the issuance of shares of Preferred Stock could decrease the amount of earnings and assets allocable to or available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights of the common stock, and may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock

     Any issuance of Preferred Stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of the Company. Shares of voting or convertible Preferred Stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise. The ability of the Board of Directors to issue such additional shares of Preferred Stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive shareholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such additional shares of Preferred Stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to shareholders generally.

     While the amendment may have anti-takeover ramifications, the Board of Directors believes that the financial flexibility offered by the amendment outweighs any disadvantages. To the extent that the amendment may have anti-takeover effects, the amendment may encourage persons seeking to acquire the Company to negotiate directly with the Board of Directors enabling the Board of Directors to consider the proposed transaction in a manner that best serves the shareholders' interests.

Recommendation of the Board of Directors

         The Board of Directors recommends that the shareholders adopt the following vote:

                  That the proposed amendment to the Amended and Restated Articles of Incorporation to authorize the issuance of 20,000,000 shares of preferred stock, $.01 par value, having such designations, preferences and relative, participating, optional and or other special rights as determined by the Board of Directors pursuant to the New Hampshire Business
                  Corporation Act as heretofore recommended by the Board of Directors hereby is approved and adopted.

     The affirmative vote of a majority of the outstanding shares of common stock present or represented at the Meeting is required to approve an amendment to Amended and Restated Articles of Incorporation authorizing the issuance of 20,000,000 shares of Preferred Stock.

     The Board of Directors recommends that the shareholders vote "FOR" the amendment to the Amended and Restated Articles of Incorporation authorizing the issuance of 20,000,000 shares of Preferred Stock. Proxies solicited by the Board of Directors will be voted "FOR" the proposal unless otherwise indicated.

                                 Proposal No. 6

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                           (Item 6 on the Proxy Card)

     The Board of Directors has appointed Arthur Andersen LLP as its independent
accountants  for  the  fiscal  year  ending  September  24,  2000,   subject  to
shareholder ratification.

     A representative of Arthur Andersen LLP will be present at the Meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

     Ratification of the appointment of Arthur Andersen LLP as independent accountants requires the affirmative vote of a majority of the outstanding shares of common stock present or represented at the Meeting by holders of the Company's common stock entitled to vote thereon.

Recommendation of the Board of Directors

     The Board of Directors recommends that the shareholders vote "FOR" ratification of this appointment. Proxies solicited by the Board of Directors will be voted "FOR" the proposal unless otherwise indicated.

                      DEADLINE FOR SHAREHOLDERS' PROPOSALS

     Any shareholder proposals to be considered by the Company for inclusion in the Company's proxy materials for the 2001 Annual Meeting must be received by the Company at its principal executive offices by October 17, 2000.

                                  OTHER MATTERS

     Management knows of no matters to be presented at the Meeting other than those set forth in the accompanying proxy. However, if other matters are properly presented for action, it is the intention of the persons named in the proxy to vote upon such matters in accordance with their best judgment.

                     AVAILABILITY OF FORM 10-K AND FORM 10-Q

     The Company's annual report on Form 10-K for the year ended September 26, 1999 and the Company's quarterly report on Form 10-Q for the period ending June 25, 2000 are incorporated by reference and are being mailed to shareholders with this Proxy Statement.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              William V. A. Zorn, Secretary

Manchester, New Hampshire
October __, 2000

                                                                      Appendix A
                                                                      ----------


 McFarland Dewey & Co., LLC
      230 Park Avenue
New York, New York 10169 - 1450
           -----
   Telephone (212) 867-4949
   Facsimile (212) 867-0334
   E-mail: general@mcfd.com
                                                                   July 25, 2000

Board of Directors
WPI Group, Inc.
1155 Elm Street
Manchester, NH  03101

Attention:        Mr. John Allard
                  President and Chief Executive Officer

Gentlemen:


                  WPI Group, Inc. ("WPI") and Sunrise Capital Partners ("Sunrise") have proposed entering into an agreement pursuant to which Sunrise shall invest up to $24 million into WPI in the form of convertible subordinated notes (the "Transaction"). The convertible subordinated notes, which mature in three years, shall bear interest at a rate of 10.75% per annum and will be paid either in cash or in kind. The conversion price is $1.75 per WPI share. This Transaction will give Sunrise effective control of WPI. Upon the closing of the Transaction certain Directors of WPI will resign and Sunrise will elect nominees in their place which will give Sunrise a majority of the seats on the board.

         In a separate Participation Agreement between Sunrise and the Allard Nazarian Group ("ANG"), ANG will participate in the investment by Sunrise. ANG will invest $1.5 million. In addition, WPI will exchange approximately $1.6 million of existing promissory notes (including accrued interest) held by ANG for convertible subordinated notes, with the same terms as stated above.

         You have asked us whether, in our opinion, the financial terms of the above Transaction is fair from a financial point of view to the shareholders of WPI.

         In arriving at the opinion set forth below, we have, among other things:

(1)      Reviewed  certain  publicly   available   business  and  financial
         information relating to WPI that we deemed to be relevant;

(2) Reviewed certain confidential information furnished to us by WPI, including financial forecasts relating to the business, earnings, cash flow, assets, liabilities and prospects of WPI;

(3) Conducted discussions with members of senior management and Directors of WPI concerning the matters described in clauses 1 and 2 above;

(4) Reviewed the potential pro forma financial impact on the business and the existing shareholder's ownership of WPI;

(5) Considered the highly leveraged financial condition of WPI and the effect that the demands of meeting its obligations to its senior secured lenders has had on WPI in conducting its on-going business and investing in lines of business presently under development;

(6) Reviewed the latest draft agreements for the Transaction which we are advised reflect in all material aspects the final agreements;

(7) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions;

(8) Discussed the Transaction with other potential investors, all of whom elected not to proceed with a Transaction.

     We have been advised by management of the availability of funds from its senior secured lenders which will, upon the closing of the Transaction, continue to lend at least $15 million for the next 12 months. Such lenders are owed approximately $30 million as of the date of this letter.

     We have also reviewed the terms of a letter of intent that WPI executed to sell the assets of its WPI Industrial Technology, Inc. ("Instruments") subsidiary to a group of investors led by the present management of Instruments. McFarland Dewey is acting as financial advisor to WPI with respect to this potential transaction.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, as well as all information publicly available, and we have not assumed any responsibility for independently verifying such information nor have we undertaken an independent evaluation or appraisal of any of the assets or liabilities of WPI or been furnished to us with any such evaluation or appraisal. With respect to the financial forecast information furnished to or discussed with us by WPI, we have assumed that it has been reasonably prepared and reflects the best currently available estimates and judgment of WPI's management as to the expected future financial performance of WPI.

     We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of this Transaction.

     We are acting as financial advisor to WPI in connection with the Transaction and will receive a fee from WPI for our services, which is contingent upon the consummation of the

Transaction. We will receive no separate fee for this opinion. We have, in the past, provided financial advisory services to WPI, and may continue to do so, and have received, and may receive, fees for the rendering of such services. In addition, WPI has agreed to indemnify us for certain liabilities arising out of our engagement.

     This opinion is for the use and benefit of the Board of Directors of WPI. Our opinion does not otherwise address the merits of the underlying decision by WPI to engage in the Transaction.

     We are not expressing any opinion herein as to the price at which WPI shares will trade following the announcement or consummation of the Transaction.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the financial terms of the Transaction are fair from a financial point of view to the shareholders of WPI.

                                               Very truly yours,

                                               McFarland Dewey & Co., LLP

                                               by:     /s/ Alan R. McFarland
                                                  ------------------------------
                                               Alan R. McFarland, Member

                                                                      Appendix B
                                                                      ----------


                                 WPI GROUP, INC.
                                 1115 Elm Street
                         Manchester, New Hampshire 03101

              PROXY SOLICITED ON BEHALF OF THE BOARD OF THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON NOVEMBER __, 2000

The undersigned hereby appoints as Proxies, each of John R. Allard and John W. Powers, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of capital stock of WPI GROUP, INC. held of record by the undersigned on October 2, 2000, at the Annual Meeting of Shareholders to be held on November __, 2000, and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.

                                                                        FOR ALL       WITHHELD ALL      FOR ALL
                                                                                                        EXCEPT:

1.   Election of 7 directors

     John Allard, Paul Giovacchini, Irwin Gold, Joseph Julian,
     David Preiser, Michael Stewart, Bernard Tenenbaum                    / /             / /             / /
-------------------------------------------------------------------
(Except nominee(s) written above)
2.   Approve an amendment to the Company's Amended and Restated           FOR           AGAINST         ABSTAIN
     Articles of Incorporation to increase the number of shares of
     common stock the Company is authorized to issue.                     / /             / /             / /
                                                                          FOR           AGAINST         ABSTAIN
3.   Approve an amendment to the Company's Amended and Restated
     Articles of Incorporation to change the name of the Company.         / /             / /             / /
                                                                          FOR           AGAINST         ABSTAIN
4.   Approve an amendment to the Company's 1997 Equity Incentive
     Plan to increase the number of shares available for issuance.        / /             / /             / /

5.   Approve an amendment to the Company's Amended and Restated           FOR           AGAINST         ABSTAIN
     Articles of Incorporation to authorize the issuance of shares
     of preferred stock.                                                  / /             / /             / /
                                                                          FOR           AGAINST         ABSTAIN
6.   Ratify the appointment of Arthur Anderson LLP as independent
     auditors.                                                            / /             / /             / /
                                                                          FOR           AGAINST         ABSTAIN
7.   In their discretion, the Proxies are authorized to vote upon
     such other business as may properly come before the Meeting.         / /             / /             / /


                              Date:                                       , 2000
                                    --------------------------------------

                                    --------------------------------------

                                    --------------------------------------


                              Signature(s)

                              NOTE: Please sign exactly as name appears hereon.

If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in the full corporate name by a duly authorized officer stating his title. Trustees, guardians, executors, and administrators should sign in their official capacity giving their full title as such. If a partnership, please sign in the partnership name by authorized persons.

If you have had a change of address, please print or type your new address on the lines below.

---------------------------

---------------------------

                                      -2-